UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DSW Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No:

(3)	Filing Party:

(4)	Date Filed:

DSW INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
May 24, 2017
AND
PROXY STATEMENT
IMPORTANT
If you received a copy of the proxy card by mail, please complete, sign and date your proxy and promptly return it in the enclosed envelope. No postage is necessary if mailed in the United States.

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100
April 13, 2017
To Our Shareholders:
The 2017 Annual Meeting of Shareholders of DSW Inc. will be held at 810 DSW Drive, Columbus, Ohio on May 24, 2017, at 11:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.
To elect three Class I directors, each to serve until the 2020 Annual Meeting of Shareholders, and to elect one Class II director to serve until the 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To hold an advisory vote for approval of the compensation of our named executive officers;

3.	To hold an advisory vote on the frequency of voting on the compensation of our named executive officers;

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of Class A and Class B Common Shares at the close of business on March 31, 2017, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting. Each shareholder is entitled to one vote for each Class A common share held as of the record date, and eight votes for each Class B common share held as of the record date.

By Order of the Board of Directors

William L. Jordan
Secretary

YOUR VOTE IS IMPORTANT
If you received a copy of the proxy card by mail, you are urged to date, sign, and promptly return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Alternatively, you may submit your vote online or by telephone by following the instructions provided on the proxy card. Voting your shares by the proxy does not affect your right to vote in person in the event you attend the Annual Meeting. You are cordially invited to attend the Annual Meeting. If you attend, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

i

DSW INC.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

PROXY STATEMENT

This proxy is being solicited on behalf of our Board of Directors for use at our 2017 Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Daylight Saving Time, on Wednesday, May 24, 2017, and any postponements or adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate office, 810 DSW Drive, Columbus, Ohio. This proxy statement, including the Notice of Meeting and our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 (“fiscal 2016”), is being made available electronically on or about April 13, 2017.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission ("the SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Internet Availability. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice of Internet Availability.

We have two classes of securities outstanding and entitled to vote at the Annual Meeting, our Class A Common Shares, no par value, and our Class B Common Shares, no par value. Only shareholders of record at the close of business on March 31, 2017, our record date for the Annual Meeting, are entitled to notice of and to vote at the meeting or any adjournments thereof. The total number of outstanding Class A Common Shares entitled to vote at the meeting is 72,197,396 and the total number of Class B Common Shares entitled to vote at the meeting is 7,732,807. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder by giving a written notice of revocation to us in writing (attention: William L. Jordan, Secretary). A shareholder may also change his or her vote by executing and returning to us a later-dated proxy or by giving notice of revocation in person at the meeting.

All properly executed proxies received by the Board of Directors will be voted as directed by the shareholder. All properly executed proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election Class I and Class II directors of the nominees listed below under “Proposal 1 — Election of Directors,” “FOR” “Proposal 2 — Advisory Vote on the Compensation Paid to Named Executive Officers,” for “1 YEAR” under “Proposal 3 — Advisory Vote on the Frequency of Voting on the Compensation of Executive Officers,” and in the discretion of the named proxies on any other business properly brought before the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares and entitled to vote, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes to withhold and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders and are not permitted to vote on the matter without voting instructions. If a broker does not receive voting instructions, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the "NYSE"). On non-routine matters, such as the election of directors and the frequency of and/or the advisory vote on executive compensation, brokers cannot vote unless they receive voting instructions from beneficial holders.

Solicitation of proxies may be made by mail, personal interview and by telephone by our officers, directors, regular employees and by the employees of our transfer agent, Computershare. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table sets forth information with respect to the only persons known to us to own beneficially more than five percent of our outstanding Class A or Class B Common Shares as of April 1, 2017, unless as otherwise specified:

	Number of Shares Beneficially Owned				Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Shares
Name and Beneficial Owner	Class A		Class B		Class A	Class B
Jay L. Schottenstein
4300 East Fifth Avenue
Columbus, Ohio 43219	15,010,139	(2)	7,720,154	(1)(2)	18.7%	99.8%	51.3%
Schottenstein RVI, LLC
4300 East Fifth Avenue
Columbus, Ohio 43219	7,298,593	(2)	3,891,995	(1)(2)	9.6%	50.3%	25.8%
Wellington Management Group LLP
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210	6,228,424	(3)	—		8.6%	—	4.6%
FMR LLC
245 Summer Street
Boston, MA 02210	5,528,575	(4)	—		7.6%	—	4.1%
The Vanguard Group
100 Vanguard Boulevard
Malvern, PA 19355	4,995,997	(5)	—		6.9%	—	3.7%
BlackRock Inc.
55 East 52nd Street
New York, NY	4,518,062	(6)	—		6.2%	—	3.4%
_________________________________________

(1)	Class B Common Shares of DSW are exchangeable into an equal number of Class A Common Shares.

(2)
Mr. Schottenstein beneficially owns 15,010,139 Class A Common Shares of DSW in the aggregate. This includes (i) 71,905 Class A Common shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 118,189 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose; (v) 56,814 shares held by the Saul Schottenstein Subchapter Trust #4 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (vi) 293,092 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vii) 3,406,598 Class A Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI); (viii) 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose; (ix) 472,634 Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of April 1, 2017; and (x) 1,780,899 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a voting agreement with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Voting Agreement).

Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time:

(i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 293,092 Class B Common Shares held by SSEI; (iii) 3,463,162 Class B Common Shares held by the Deshe/Diamond Affiliates of which Mr. Schottenstein has sole voting power pursuant to the Deshe/Diamond Voting Agreement; and (iv) 3,891,995 Class B Common Shares held by Schottenstein RVI.

(3)
Based solely upon information contained in a Schedule 13G filed with the SEC on February 9, 2017, as of December 31, 2016, Wellington Management Group LLP (‘‘Wellington’’), has shared voting power over 4,147,797 shares and shared dispositive power over 6,228,424 shares .

(4)
Based solely upon information contained in a Schedule 13G filed with the SEC on February 14, 2017, as of December 31, 2016, FMR LLC has sole power to vote or direct the vote of 1,133,875 shares and sole power to dispose or to direct the disposition of 5,528,575 shares, or 7.6% of Class A Common Shares outstanding. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under The Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR CO"), a wholly owned subsidiary of FMR LLC, the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)
Based solely upon information contained in a Schedule 13G/A filed with the SEC on February 9, 2017, as of December 31, 2016, The Vanguard Group, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting power over 83,524 shares, shared voting power over 8,399 shares, sole dispositive power over 4,908,071 shares, and shared dispositive power over 87,926 shares.

(6)
Based solely upon information contained in a Schedule 13G filed with the SEC on January 30, 2017, as of December 31, 2016, BlackRock Inc. (‘‘BlackRock’’) has sole voting power over 4,351,458 shares and sole dispositive power over 4,518,062 shares.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.

Security Ownership of Management
The following table sets forth, as of April 1, 2017, information with respect to our Class A and Class B Common Shares owned beneficially by each director and director nominee individually, by the executive officers named in the Summary Compensation Table of this proxy statement and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
Elaine J. Eisenman	63,558	—	*	—	*
Deborah L. Ferrée	746,086	—	1.0%	—	*
Carolee Lee	87,249	—	*	—	*
William L. Jordan	251,997	—	*	—	*
Joanna T. Lau	56,975	—	*	—	*
Mary E. Meixelsperger(4)	17,552	—	*	—	*
Jared A. Poff	15,564	—	*	—	*
Roger J. Rawlins	132,280	—	*	—	*
Jay L. Schottenstein(5)	15,010,139	7,720,154	18.7%	99.8%	51.3%
Joseph Schottenstein(6)	1,058,766	—	1.5%	—	*
Harvey L. Sonnenberg	63,678	—	*	—	*
Allan J. Tanenbaum(7)	119,026	—	*	—	*
Joanne Zaiac	4,730	—	*	—	*
All directors and executive officers as a group (13 persons)	16,621,165	7,720,154	20.4%	99.8%	52.0%
_________________________________________

*	Represents less than 1% of outstanding Common Shares.

(1) The Class B Common Shares are exchangeable into a like number of Class A Common Shares of DSW.

(2) Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed.
Includes the following number of DSW Class A Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of April 1, 2017, (i) payment of vested deferred share units on a one-for-one basis upon retirement from the DSW Board of Directors, and (ii) payment upon the vesting of restricted share units on a one-for-one basis to DSW executive officers within 60 days of April 1, 2017.

Beneficial Owner	Stock Options Exercisable within 60 days of April 1, 2017	Share Units Vesting within 60 days of April 1, 2017
Elaine J. Eisenman	—	56,796
Deborah L. Ferrée	622,179	—
William L. Jordan	209,434	—
Carolee Lee	—	77,661
Joanna T. Lau	—	42,457
Jared A. Poff	8,104	—
Roger L. Rawlins	102,994	—
Jay L. Schottenstein	472,634	—
Joseph Schottenstein	—	—
Harvey L. Sonnenberg	—	51,436
Allan J. Tanenbaum	—	79,829
Joanne Zaiac	—	4,730
All directors and executive officers as a group (13 persons)	1,426,462	312,909
(3) The percent is based upon 72,197,396 DSW Class A Common Shares and 7,732,807 DSW Class B Common Shares outstanding on April 1, 2017, plus the number of shares a person has the right to acquire within 60 days of April 1, 2017.
(4) Ms. Meixelsperger, former Senior Vice President, Chief Financial Officer, ceased being an executive officer on June 10, 2016. The Class A Common Shares were calculated as of this date.
(5) Mr. Schottenstein beneficially owns 15,010,139 Class A Common Shares of DSW in the aggregate. This includes (i) 71,905 Class A Common shares held by Mr. Schottenstein directly; (ii) 26,100 Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose; (iii) 118,189 shares held by the Jay Schottenstein Revocable Trust 2009 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (iv) 63,754 shares held by the Lori Schottenstein 1984 Subchapter S Trust of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose; (v) 56,814 shares held by the Saul Schottenstein Subchapter Trust #4 of which Mr. Schottenstein is trustee and has sole power to vote and dispose; (vi) 293,092 Class A Common Shares held by Schottenstein SEI, LLC (SSEI); (vii) 3,406,598 Class A Common Shares held by Schottenstein RVI, LLC (Schottenstein RVI) (Mr. Schottenstein is manager of Schottenstein RVI); (viii) 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose; (ix) 472,634 Class A Common Shares that Mr. Schottenstein has a right to purchase within sixty days of April 1, 2017; and (x) 1,780,899 Class A Common Shares held by Ann S. Deshe, Susan S. Diamond, their spouses, and certain of their lineal descendants and affiliates (the Deshe/Diamond Affiliates), of which Mr. Schottenstein has sole voting power pursuant to a voting agreement with the Deshe/Diamond Affiliates and other parties thereto (the Deshe/Diamond Voting Agreement).
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) 71,905 Class B Common Shares held by Mr. Schottenstein directly; (ii) 293,092 Class B Common Shares held by SSEI; (iii) 3,463,162 Class B Common Shares held by the Deshe/Diamond Affiliates of which Mr. Schottenstein has sole voting power pursuant to the Deshe/Diamond Voting Agreement; and (iv) 3,891,995 Class B Common Shares held by Schottenstein RVI.
(6) Includes 1,000,000 shares held by Schottenstein Realty, LLC of which Mr. Schottenstein is an Executive Vice President and has shared power to vote and dispose.
(7) Mr. Tanenbaum pledged 27,746 shares as security for a line of credit in fiscal 2016.
The information with respect to beneficial ownership is based upon information furnished by each director, director nominee or executive officer, or information contained in filings made with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine members and is divided into three classes, designated as Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.
At the Annual Meeting, four directors are nominated for election: three as Class I directors with a term to expire in 2020 and one as a Class II director with a term to expire in 2018. Each of the nominees for director currently serves as a director of the Company.
The names and ages of the “Nominees” and the “Continuing Directors,” their principal occupations during the past five years, and certain other information are provided below.

Nominees for Class I Directors for a Term to Expire in 2020:

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Carolee Lee (f/k/a Friedlander)*	75
Ms. Lee serves as a founder and CEO of AccessCircles, a by-invitation global community of women providing connectivity, knowledge and information in the areas of health and wellness, financial expertise and life balance. Ms. Lee has held that position since August 2004. From July 2001 to August 2004, Ms. Lee served as Senior Vice President of Retail Brand Alliance, Inc., and as President and Chief Executive Officer of Carolee Designs, Inc., a subsidiary of Retail Brand Alliance. Prior to that, Ms. Lee served as President and Chief Executive Officer of Carolee Designs, a fashion accessory company she founded in 1973 and sold to Retail Brand Alliance in July 2001. Ms. Lee's long term service as a CEO of a retail company brings strong leadership experience and in-depth knowledge of marketing and merchandising to our Board.
			2005
Harvey L. Sonnenberg*	75
Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009 and currently serves as an advisor to that firm. Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg was a director of Retail Ventures from 2001 until May 2011. Mr. Sonnenberg’s strong accounting background, his deep knowledge of the changing retail environment and its impact on our Company provide significant accounting and related financial management experience to the Board.
			2005
Allan J. Tanenbaum*	70
Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since September 2014 and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since January 2006. From February 2001 to December 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From June 1996 to February 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta, Georgia law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. With Mr. Tanenbaum’s legal background and services as general counsel of a public company, Mr. Tanenbaum brings valuable board governance experience to our Board.
			2005

Nominee for Class II Director for a Term to Expire in 2018

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Joanne Zaiac*	55	Ms. Zaiac currently serves as Chief Operating Officer of DigitasLBi North America, a leading global digital advertising agency. Prior to becoming Chief Operating Officer at DigitasLBi North America, Ms. Zaiac served as President of DigitasLBi’ s New York region from 1999 to 2016. From 1985 to 1999, Ms. Zaiac was Executive Vice President and Senior Vice President at Wunderman Worldwide/Young & Rubicam. Ms. Zaiac brings a depth of brand-building and marketing expertise to DSW.	2016

Continuing Class II Directors for a Term to Expire in 2018:

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Jay L. Schottenstein	62
Mr. Schottenstein has served as our Executive Chairman of the Board of Directors since March 2005. Mr. Schottenstein previously served as our Chief Executive Officer from March 2005 to April 2009. Mr. Schottenstein currently serves as Chairman of the Board of Directors of Schottenstein Realty LLC. Mr. Schottenstein also currently serves as Chief Executive Officer of American Eagle Outfitters, Inc. He has been Executive Chairman or Chairman of the Board of Directors of American Eagle Outfitters, Inc. and Chairman of the Board of Directors of Schottenstein Stores Corporation (SSC) since March 1992. He also served in various capacities such as Chairman of the Board of Directors, Chief Executive Officer, Vice Chairman, director and various executive capacities at SSC and Retail Ventures, Inc. since 1976. Mr. Schottenstein has been a director of American Eagle Outfitters, Inc. (NYSE: AEO) since 1992. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC. Mr. Schottenstein has also served as a member of the Board of Directors for AB Acquisition LLC (Albertsons/Safeway) since 2006. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with DSW provides the Board with a strong background in the shoe industry.
			2005
Roger L. Rawlins	50
Mr. Rawlins has served as our Chief Executive Office since January 2016. Prior to his appointment, Mr. Rawlins held the position of Executive Vice President and Chief Innovation Officer since February 2015. From January 2014 to January 2015, he served as Executive Vice President, Omni Channel. From 2009 to 2013, Mr. Rawlins served as Senior Vice President and General Manager of DSW.com. Mr. Rawlins joined DSW in 2006 as Vice President, Finance and Controller of the Company. Prior to joining us, Mr. Rawlins served as Chief Financial Officer of HER Real Living from April 2001 to April 2006. From 1990 to 2001, Mr. Rawlins held several leadership roles within L. Brands Inc. (formerly known as Limited Brands), including Controller of Express, Inc. from 1998 to 2001. Prior to serving in that capacity, Mr. Rawlins was in the practice of public accounting with Arthur Andersen & Company.  Mr. Rawlins is a certified public accountant. Mr. Rawlins brings strong leadership abilities and in-depth retail knowledge to the Board.

			2016

Continuing Class III Directors for a Term to Expire in 2019:

Name	Age	Our Directors and Their Positions with DSW / Principal Occupations / Business Experience	Director Since
Elaine J. Eisenman*	68
Dr. Eisenman currently serves as Managing Director of Saeje Associates, an advisory firm for high growth companies. From July 2005 through August 2016, she served as Dean, Executive and Enterprise Education at Babson College and previously served on the Board and as Chairperson of the Compensation Committee of Harvard Vanguard Medical Associates.  Prior to that, Dr. Eisenman served as Senior Vice President, Human Resources and Administration of The Children’s Place Retail Stores, Inc. since September 2003. Dr. Eisenman has also held senior executive positions at American Express, Enhance Financial Services Co. and private companies such as PDI International, a global consulting firm. With a background in human resources, Dr. Eisenman brings valuable experience in executive compensation and succession planning to our Board and Compensation Committee.

			2008
Joanna T. Lau*	58
Ms. Lau currently serves as CEO of Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau founded Lau Technologies in 1990 and has been responsible for managing all aspects of the company from financing growth to the quality of the performance of the products previously sold by the company. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Technologies. From 2003 to 2016, Ms. Lau was a member of the Board of Directors of ITT Education Services (NYSE: ESI) and served on its Audit Committee. Ms. Lau also served as a director of TD Banknorth, Inc. until July 2007. Ms. Lau brings a strong background in technology and executive leadership to our Board.
			2008
Joseph A. Schottenstein	37
Mr. Schottenstein is a Director, Chief Operating Officer and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (SPG) and Schottenstein Realty, LLC. Mr. Schottenstein has held various positions with the Schottenstein family of companies and currently holds a position on the board of directors and as an Executive Vice President in Schottenstein Stores Corporation. In addition, he holds a position on the board of directors of American Signature, Inc. Mr. Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008 and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 until joining SPG in 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Mr. Schottenstein brings an expertise in real estate development to our Board.
			2012

_________________________________________

*	Independent Directors under NYSE Rules and our Corporate Governance Principles.

Unless otherwise directed, the persons named in the proxy will vote the proxies “FOR” the election of the above-named nominees as directors. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other person or persons as may be designated by the directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a director.

Vote Required

Under Ohio law and our Code of Regulations, the nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy. A broker non-vote will have the same effect as a vote to withhold and, therefore, will not affect the outcome of the vote.

Your Board of Directors unanimously recommends a vote “FOR” each of the director nominees named above.

EXECUTIVE OFFICERS
In addition to Jay Schottenstein and Roger Rawlins, whose information is provided above under "Proposal 1 -- Election of Directors," the following individuals are our executive officers. Our executive officers are elected annually by our Board and serve at the pleasure of the Board.
Deborah L. Ferrée, age 63, has served as our Vice Chairman and Chief Merchandising Officer since January 2006. Ms. Ferrée joined us in November 1997. She served as our President and Chief Merchandising Officer from November 2004 until January 2006. From March 2002 until November 2004, she served as Executive Vice President and Chief Merchandising Officer. Prior to that, she served as Senior Vice President of Merchandising beginning in September 2000, and Vice President of Merchandising beginning in October 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 30 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores and Divisional Merchandise Manager of the May Company.
William L. Jordan, age 45, serves as our Executive Vice President, Chief Administrative Officer, Chief Legal Officer, and Secretary, a position he has held since February 2017. From February 2015 to February 2017, he was our Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary. From March 2009 to January 2015, he was our Executive Vice President and General Counsel, Secretary, and Chief Compliance Officer. From May 2008 to March 2009 he was our Senior Vice President, General Counsel, and Secretary. In January 2006, Mr. Jordan joined us as our Vice President, General Counsel, and Secretary. Mr. Jordan currently serves as a member of the Board of Directors of Rocky Brands, Inc. (NASDAQ: RCKY). Prior to joining us he served as Corporate Counsel for Lancaster Colony Corporation since 2005, and was with the firm of Porter, Wright, Morris & Arthur LLP in Columbus, Ohio, from 1997 to 2005 where he specialized in Corporate Securities and Mergers & Acquisitions law.
Simon R. Nankervis, age 50, has served as our Executive Vice President and Chief Commercial Officer since January 2016. Prior to joining DSW, Mr. Nankervis was Executive Vice President and Chief Commercial Officer at American Eagle Outfitters from 2011 to 2015 and held various roles in executive management and the Company’s global development (including the U.S. Stores and operations business).  Prior to American Eagle Outfitters, he was Managing Director at Busbrand Pty Ltd, an international brand management company from 2002 to 2011. From 1998 to 2002, he was Group General Manager at Palmer Corporation Ltd, based in Australia. Prior to that, he was a Partner at Wilmoth Field Warne Lawyers, a boutique commercial law firm in Melbourne, Australia.
Jared A. Poff, age 44, has served as our Senior Vice President and Chief Financial Officer since November 2016. From June 2016 to November 2016, he was our Senior Vice President, Finance, Treasurer, and Interim Chief Financial Officer. In January 2015, Mr. Poff joined us as Vice President of Finance, Business Development, and Treasurer. Prior to joining DSW, Mr. Poff served as Vice President, Treasurer at Big Lots, Inc. since February 2004.

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES, AND CORPORATE GOVERNANCE INFORMATION
General
A total of seven meetings of the Board of Directors were held during fiscal 2016. No director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the time in which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period such director served as a member of such committee.
Other than Mr. Joseph Schottenstein, who is the son of our Executive Chairman, Mr. Jay Schottenstein, there are no family relationships among our directors and executive officers.
Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All, except for two, of the Company’s directors attended our 2016 Annual Meeting of Shareholders.
Board Leadership Structure
We have separated the CEO and Chairman roles since 2009. Mr. Schottenstein serves as our Chairman, and is not an independent member of the Board.
The Chairman is responsible for developing our agenda for Board meetings and presides at regular sessions of the Board. The Board does not have a lead or presiding director.
The Board of Directors meets in regularly scheduled executive sessions (without management present). The independent members of the Board also meet alone in regularly scheduled executive sessions. The Board of Directors does not have a designated director who leads executive sessions held by the independent directors. The non-management directors alternate as the chair of such executive sessions in alphabetical order by last name.
The Board believes that the current leadership structure, with a separated Chairman and CEO structure, provides the Company with the appropriate leadership structure. The current Board leadership allows the Chairman to focus on Board of Director responsibilities and the CEO to focus on the Company’s administrative and operating functions.
Corporate Governance Principles
The Board of Directors has adopted Corporate Governance Principles that address Board structure, membership (including nominee qualifications), performance, operations, and management oversight. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Director Independence
Our director independence standards are set forth in our Corporate Governance Principles. The Corporate Governance Principles provide that a majority of the directors be independent. A director will be designated independent if he or she:

•	has no material relationship with us or our subsidiaries;

•	satisfies the other criteria specified by NYSE listing standards;

•	has no business conflict with us or our subsidiaries; and

•	otherwise meets applicable independence criteria specified by law, regulation, exchange requirement, or the Board of Directors.
During its review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of his or her immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). One transaction the Board considered was a charitable contribution of $100,000 made by the Company to the Hank Aaron Chasing the Dream Foundation in honor of Mr. Aaron’s retirement from the Board of DSW. Mr. Tanenbaum serves as secretary, treasurer and director of this foundation. The Board reviewed Mr. Tanenbaum’s independence in light of this contribution and his affiliation with the Foundation and determined that the contribution did not impair his independence as a director of DSW.

As a result of its review, the Board of Directors has affirmatively determined that the following persons are independent under our independence standards:

Elaine J. Eisenman
Joanna T. Lau
Carolee Lee
Harvey L. Sonnenberg
Allan J. Tanenbaum
Joanne Zaiac
Our Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee, and an Audit Committee, all of which are composed entirely of independent directors as defined under applicable SEC rules and the NYSE listing standards. Our Board of Directors also has a Technology Committee composed of a mix of independent and non-independent directors.
Board’s Role in the Risk Management Process
Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
We have adopted the concept of enterprise risk management (“ERM”). The Board charged management with the responsibility of creating an ERM program, which was implemented in fiscal 2010. Our CEO, who reports to our Board of Directors, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and what management is doing to mitigate risk. Management also updates the Board on significant new risks that are identified on a quarterly basis and reports on what it is doing to mitigate those significant risks. The Company believes that its leadership structure supports the risk oversight function of the Board.
Additionally, our Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls; legal and regulatory compliance; our audit, accounting, and financial reporting processes; and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Audit Committee also reviews periodically with our General Counsel legal matters that may have a material adverse impact on our financial statements, compliance with laws and any material reports received from regulatory agencies. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance and business conduct and ethics.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Ms. Lee (Chair), Ms. Eisenman, and Mr. Tanenbaum, each of whom is independent as discussed above. A current copy of our Nominating and Corporate Governance Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
The Nominating and Corporate Governance Committee met four times during fiscal 2016. Its functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders, and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Corporate Governance Principles, makes recommendations to the Board with respect to other corporate governance principles applicable to us, and oversees the annual evaluation of the Board and management.
The Nominating and Corporate Governance Committee meets to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. Although there are no specific minimum qualifications that a director candidate must possess and the Committee has not adopted a specific policy with regard to the consideration of diversity, potential candidates are identified and evaluated according to the qualification criteria set forth in the Board’s Corporate Governance Principles, including:

•	independence;

•	judgment;

•	skill;

•	diversity;

•	strength of character;

•	age;

•	experience as an executive of, or advisor to, a publicly traded or private organization;

•	experience and skill relative to other Board members;

•	specialized knowledge or experience;

•	service on other boards; and

•	desirability of the candidate’s membership on the Board or any committees of the Board.
In considering diversity, the Nominating and Corporate Governance Committee may take into account various attributes, including background, skill set, or viewpoint.
Ms. Zaiac was appointed as a Director by the Board in September, 2016. Ms. Zaiac's recommendation for appointment derived from the recommendation of multiple non-management directors.
The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2018 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than March 25, 2018, to DSW, 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. Each such submission must include:
As to the nominee:

•	name, age, business address, and residence address;

•	principal occupation or employment;

•	the class and number of DSW shares beneficially owned; and

•	any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
As to the shareholder giving the notice:

•	name and record address; and

•	the class and number of our shares beneficially owned.
Such notice shall be accompanied by a consent signed by the nominee evidencing a willingness to serve as a director, if nominated and elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.
Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.
Compensation Committee
The members of our Compensation Committee are Mr. Tanenbaum (Chair) and Mmes. Eisenman, Lee, and Zaiac. Each member of the Compensation Committee is independent as discussed above. None of the members of the Compensation Committee are present or former officers of our Company, nor are they or any of their affiliates, if any, parties to agreements with us, other than for payments for their service as directors.
A current copy of our Compensation Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Compensation Committee met five times during fiscal 2016. The Compensation Committee’s functions include evaluating the Chief Executive Officer’s performance and, based upon these evaluations, setting the Chief Executive Officer’s annual compensation; reviewing and approving the compensation packages of our other executive officers; making recommendations to the Board with respect to our incentive compensation, retirement, and other benefit plans; making administrative and compensation decisions under such plans; and recommending to the Board the compensation for non-employee Board members. See the Compensation Discussion and Analysis below for a more complete description of the Compensation Committee’s deliberations and decisions relating to executive compensation, including the Committee’s retention of a compensation consultant and the role of our executive officers in determining executive compensation.
Pursuant to its Charter, the Compensation Committee has the sole authority to retain and terminate the services of any outside compensation consultants to the Committee. During fiscal 2016, the Compensation Committee retained Korn Ferry Hay Group ("Hay Group") to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring officers and directors were competitive with a “Peer Group” of companies, as identified in the Compensation Discussion and Analysis. Hay Group reported directly to the Committee. Hay Group also provided compensation services to DSW management. The amount of services was not material and DSW paid approximately $19,322.50 for these services in fiscal 2016. While Hay Group performed the general competitive review, as requested by the Committee, Hay Group did not determine or recommend any amount or form of compensation to the Committee with respect to DSW’s executive officers. In connection with the engagement of Hay Group, the Committee did review the services provided by Hay Group to management and determined that Hay Group was independent.
Audit Committee
The members of our Audit Committee are Messrs. Sonnenberg (Chair) and Tanenbaum, and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d)(5) of Regulation S-K.
A current copy of our Audit Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Audit Committee met eleven times during fiscal 2016. The purpose of our Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	performance of our internal audit function and independent auditor.
The Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting.
No member of the Audit Committee is currently serving on the audit committees of more than three public companies.
Technology Committee
The members of our Technology Committee are Mmes. Lau (Chair) and Zaiac, and Messrs. Sonnenberg and Joseph Schottenstein. A current copy of our Technology Committee charter can be found on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request.
Our Technology Committee met five times during fiscal 2016. The purpose of the Technology Committee is to ensure that technology endeavors are effectively managed and that technology performance meets the following objectives:

•	aligns with our business strategy;

•	enables the business to maximize benefits technology can provide;

•	resources are used responsibly; and

•	risks are managed appropriately.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who are beneficial owners of more than ten percent of our Common Shares (“reporting persons”) to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our directors and executive officers in completing and filing those reports. Based upon a review of those reports furnished to us and representations of our directors and executive officers, we believe that all filing requirements applicable to our directors, executive officers and greater than ten percent beneficial owners were complied with during the last completed fiscal year except Ms. Lee and Ms. Eisenman, who each filed one late Form 4 as a result of technical filing difficulties.
Code of Ethics and Corporate Governance Information
We have adopted a code of ethics that applies to all our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional code of ethics that applies to senior financial officers. Additionally, the Board of Directors has adopted a Director Code of Conduct applicable to our Board members. These codes of ethics, designated by us as the “Code of Conduct,” the “Code of Ethics for Senior Financial Officers,” and the “Director Code of Conduct,” respectively, can be found on our corporate and investor website at www.dswinc.com and are available in print (without charge) to any shareholder upon request. We intend to disclose any amendment to, or waiver from, any provision of the Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct applicable to executive officers and directors by posting such information on our corporate and investor website at www.dswinc.com.

AUDIT AND OTHER SERVICE FEES
Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy is designed to assure that the provision of such services does not impair the independence of our independent registered public accounting firm and is summarized below.

•
Delegation — The Audit Committee may delegate pre-approval authority to one or more of its independent members, provided that the member(s) to whom such authority is delegated promptly reports any pre-approval decisions to the other Audit Committee members. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

•
Audit Services — Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope requires the Audit Committee’s approval.

•
Other Services — Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.

•
Tax Services — The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2016 or fiscal 2015 that were approved by the Audit Committee under SEC Regulation S-X Rule 2-01(c)(7)(i)(C) (which addresses certain services considered de minimis and may be approved by the Audit Committee after such services have been performed).
The following table sets forth the aggregate fees for professional services rendered by Deloitte & Touche LLP, our independent registered public accounting firm, for each of the last two fiscal years.

	2016	2015
Audit fees	$1,498,300	$1,378,166
Audit-related fees(1)	$12,925	$6,300
Tax fees	—	—
All other fees(2)	—	$57,800
Total	$1,511,225	$1,442,266
_________________________________________

(1)
Audit-related fees for fiscal 2016 relate to services provided in connection with the Form S-3 filed on August 18, 2016. Audit-related fees for fiscal 2015 relate to attest services in connection with our ownership interest in Town Shoes.

(2)	Other fees for fiscal 2015 include $57,800 paid to Deloitte & Touche LLP in connection with due diligence services relating to exploring a potential growth opportunity.

AUDIT COMMITTEE REPORT
The members of our Audit Committee are Messrs. Sonnenberg (Chair) and Tanenbaum, and Ms. Lau. The Board of Directors has determined that each of them is independent and is financially literate in accordance with the applicable SEC rules and NYSE listing standards. The Board of Directors has also determined that our Audit Committee’s Chair, Harvey L. Sonnenberg, qualifies as an audit committee financial expert as such term is defined by the SEC under Item 407(d)(5) of Regulation S-K. Although our Board of Directors has determined that Mr. Sonnenberg is a financial expert as defined under SEC rules, his responsibilities are the same as those of other Audit Committee members. The SEC has determined that an audit committee financial expert will not be deemed an “expert” for any purpose as a result of being identified as an audit committee financial expert.
The Audit Committee operates under a written charter, which is available on our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. Under the charter, the Audit Committee’s responsibilities include:

•
Review of our annual financial statements to be included in our Annual Report on Form 10-K and recommendation to the Board of Directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	Review of our quarterly financial statements to be included in our Quarterly Reports on Form 10-Q;

•	Oversight of our relationship with our independent auditors, including:

•	Appointment, termination, and oversight of our independent auditors; and

•	Pre-approval of all auditing services and permitted non-audit services by our independent auditors;

•	Oversight of our internal controls;

•	Oversight of the review and response to complaints made to us regarding accounting, internal accounting controls, and auditing matters or other compliance matters;

•	Oversight of our internal audit function; and

•	Review and approval of related party transactions.
Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.
In conducting its oversight function, the Audit Committee discusses with our internal auditors and our independent registered public accounting firm, with and without management present, the overall scope and plans for their respective audits. The Audit Committee also reviews our programs and key initiatives to design, implement, and maintain effective internal controls over financial reporting and disclosure controls. The Audit Committee has sole discretion, in its areas of responsibility and at our expense, to engage independent advisors as it deems appropriate and to approve the fees and retention terms of such advisors.
The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the fiscal year ended January 28, 2017. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP its report on our annual financial statements.
The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.
Based on its review of the audited consolidated financial statements and discussions with management and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 28, 2017 in our Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Audit Committee
Harvey L. Sonnenberg, Chair
Joanna T. Lau
Allan J. Tanenbaum

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis describes the material compensation decisions and elements for DSW’s executive team. As more fully described below, the Compensation Committee of DSW’s Board of Directors (the “Committee”) makes all compensation decisions for DSW’s executive officers, including our current executive officers named in the Summary Compensation Table (the “Named Executive Officers”):

•	Jay L. Schottenstein - Executive Chairman of the Board;

•	Roger L. Rawlins - Chief Executive Officer;

•	Deborah L. Ferrée - Vice Chairman and Chief Merchandising Officer;

•	William L. Jordan - Executive Vice President and Chief Administrative Officer; and

•	Jared A. Poff - Senior Vice President and Chief Financial Officer.

At DSW, we have assembled an experienced and talented executive team with a proven track record of delivering notable results.

•	Mr. Schottenstein, our Executive Chairman of the Board, provides strategic guidance and insight to the DSW business.

•	Mr. Rawlins, our Chief Executive Officer, has held positions of increasing responsibility in Finance, E-commerce, Innovation, and Strategy with DSW over the last 10 years.

•
Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, leads our Merchandising, Planning, and Allocation teams and spearheads the development of strong vendor relationships and product initiatives.

•
Mr. Jordan, our Executive Vice President, Chief Administrative Officer, Chief Legal Officer, and Secretary, leads our Information Technology, Human Resources, Legal, Real Estate, Distribution, Logistics, and Store Construction functions.

•
Mr. Poff, our Senior Vice President and Chief Financial Officer, provides financial leadership to drive profitability, enhance financial returns, maintain financial integrity, and ensure the availability of the investment capital necessary to deliver on our growth strategy. Mr. Poff was promoted to Chief Financial Officer on November 18, 2016.

We believe that our current senior executive team possesses a proven ability to develop and execute the merchandising, customer, real estate, and infrastructure strategy that will enable DSW to achieve our financial goals for growth and profitability.
The current executive officers named in the Summary Compensation Table, together with Ms. Meixelsperger, our former Senior Vice President and Chief Financial Officer who resigned on June 10, 2016, are collectively referred to as our “Named Executive Officers” (or “NEOs”) for purposes of this Compensation Discussion and Analysis as required by SEC rules.

Executive Summary
Business Strategy
In fiscal 2016, our business strategy was to continue to strengthen our position as a leading branded footwear and accessories retailer by:

•	Offering the customer a differentiated product and strong value proposition;

•	Driving digital demand by strategically leveraging our customer-facing warehouse network;

•	Leveraging technologies to deliver a seamless customer experience;

•	Growing market share by expanding our retail portfolio into new and existing markets; and

•	Strategically investing in new capabilities to address evolving customer needs and experiences.
We strive to align our compensation programs and policies with our business strategy. As a result, we believe our compensation program must incentivize and reward executives for their performance and also serve to keep their services with DSW, thus allowing us to compete for talent and execute DSW’s business strategy. DSW’s incentive plans (both annual and long-term) are designed to reward for delivering results and to align the Company's long-term interests with our shareholders.

Discussion of Fiscal 2016 Performance
DSW completed several milestones in 2016:

•	Achieved sales of $2.7 billion, including sales from a new acquisition;

•	Opened our 500th DSW location in the United States;

•	Launched kids footwear in 227 DSW locations during the back to school season;

•	Expanded our presence in Canada with 23 DSW locations with our Town Shoes partner;

•	Entered the fast growing digital marketplace channel with our acquisition of Ebuys, a global marketplace operator;

•	Continued transforming our brick and mortar locations into a powerful, digitally enabled warehouse network; and

•	Returned $115 million to shareholders, comprised of $65 million in dividends and $50 million in share repurchases.
DSW achieved a result of $120.1 million in adjusted net income. For the full year, total sales increased by 3.5% to $2.7 billion. Comparable sales declined by 3.0%, offset by the opening of 33 new locations, robust growth in digital demand, and sales from our new acquisition, Ebuys.
Our recent technology investments and effective digital marketing fueled healthy growth in digital demand, driven by the strong customer adoption of capabilities like Buy Online/Pick-Up In-Store and Buy Online, Ship to Store. With our store network located within 20 miles of 70% of our target demographic, our brick and mortar stores are playing an increasing role in order fulfillment and will continue to elevate our competitive advantage.
Executive Compensation in 2016
The following is a summary of changes to executive compensation in 2016:

•
Changes in the NEOs - Ms. Meixelsperger, Senior Vice President and Chief Financial Officer, resigned effective June 10, 2016. Mr. Poff, Senior Vice President of Finance was appointed Interim Chief Financial Officer effective June 6, 2016, and named Chief Financial Officer effective November 18, 2016. By reason of her resignation, Ms. Meixelsperger forfeited her eligibility for a fiscal 2016 short-term incentive payment and all of her outstanding equity awards were canceled; accordingly, while the compensation tables following this Compensation Discussion and Analysis reflect short and long-term incentive compensation grants made to Ms. Meixelsperger in 2016, she did not realize any compensation in respect of those grants.

•
Base salaries - The average base salary increase for the current Named Executive Officers was 4.7%, with increases ranging from 0% to 20%. The base salary increase for Mr. Rawlins, Chief Executive Officer, was intended to position his base salary closer to those in the proxy peer group. DSW made these base salary increases based on scope of responsibility, performance, and an assessment of competitiveness.

•
Short-term incentives - The Company exceeded the adjusted net income threshold required for a payout as described in the Performance-Based Annual Cash Incentive Compensation section. As a result, there was an incentive payment of 69.9% of the annual target award for each of our currently employed Named Executive Officers in accordance with the pay for performance objective of the Annual Cash Incentive Compensation Plan.

•
Long-term incentives - There was no equity grant in fiscal 2016 to Mr. Rawlins, Chief Executive Officer, because he received a grant in December 2015 that was intended to serve as his 2016 equity grant. The other Named Executive Officers received equity grants in March 2016.

•	Say on pay - Our shareholders overwhelmingly voted in favor of our executive compensation practices with 98.7% of votes cast in support.

•
Peer group review - The Compensation Committee conducted a review of the proxy peer group utilized for purposes of benchmarking executive compensation and updated the composition of the peer group in order to reflect DSW’s current market for talent (as discussed below under "Proxy Peer Group").

Executive Compensation Philosophy
Generally, the Committee targets Named Executive Officer pay between the 50th and 75th percentiles of peer group data, with the majority of executive compensation tied to short and long-term performance goals. This pay objective reflects the fact that

DSW is a growth company and executives with the skills and experience necessary to deliver contributions that will significantly impact DSW’s long-term business success and intended growth pattern command a premium in the marketplace. Variations to this pay objective may occur as dictated by the experience level of the individual and market factors.
Executive Compensation Objectives
The Committee has developed the following key executive compensation objectives in order to support DSW’s business strategy and compensation philosophy:
1) Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success.
2) Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation with more of the focus on, and potential reward to, the executives for achieving short and long-term performance goals.
3) Align executive incentives with shareholder value creation. The Committee believes targeting above-median long-term equity award levels is appropriate for DSW during a growth phase. As a result, the Committee annually awards equity, generally in the form of stock options and performance-based restricted stock units, to the Named Executive Officers based, in part, on DSW’s financial performance. Such grants strongly align these officers’ interests with the interests of our shareholders as each is focused on the same result, which is to create long-term value.
In 2016, the compensation for Mr. Rawlins was approximately 26% fixed compensation (base salary) and 74% variable compensation, based on the target annual cash incentive and intended value of long-term equity compensation that was awarded in December 2015 in connection with his appointment as CEO. For the remaining currently employed Named Executive Officers, their compensation consisted of approximately 34% fixed compensation and approximately 66% variable compensation (excluding the special off-cycle equity grant to Mr. Poff when he was appointed Interim CFO). The chart below reflects details of the compensation for Mr. Rawlins and the other Named Executive Officers in fiscal 2016. The Committee believes the balance was appropriate given the current focus and goals of the Company.
ICP = Incentive Compensation Plan (target value of the Annual Cash Incentive Compensation Plan)
PSUs = Performance-Based Restricted Stock Units (reported value)
Options = Nonqualified Stock Options (reported value)

Executive Compensation Process
Role of the Board of Directors and the Committee: The Committee determines the compensation of our Named Executive Officers, including that of our CEO. The Committee did not delegate any of its authority with respect to the compensation of any Named Executive Officer.
Advisory Vote on the Compensation Paid to Named Executive Officers: At the fiscal 2016 annual shareholder’s meeting, an overwhelming majority (98.7%) of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs.
Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for DSW’s Named Executive Officers based upon input provided by the Executive Chairman of the Board and certain members of

Company management, as discussed under “Elements of DSW’s 2016 Executive Compensation Program,” and objective market data provided by the Committee's independent compensation consultant. The Committee can exercise its discretion and modify any recommendations that may be provided by Company management and the independent compensation consultant. The Committee also makes all compensation decisions for DSW’s Executive Chairman, Chief Executive Officer, and the Vice Chairman/Chief Merchandising Officer, with input from the Board and the independent compensation consultant.
Independent Compensation Consultant: The Committee retained Hay Group, a global human resources consulting firm, as its independent compensation consultant for fiscal 2016. Hay Group provides research, market data, survey and proxy information, and design expertise in developing executive and director compensation programs.
The Hay Group executive compensation consultant attended all Committee meetings in fiscal 2016 and advised the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values and specific analysis for the Named Executive Officers and other executive officers. Hay Group reports directly to the Committee and the Committee may replace the independent compensation consultant or hire additional consultants or advisers at any time. Hay Group also provides limited compensation services to Company management.
Setting Executive Compensation: Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for delivering strong performance as measured against those business goals. As requested by the Committee, Hay Group provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for our Named Executive Officers. Hay Group also provided similar input to support compensation recommendations and decisions made for Company executives who are not Named Executive Officers.
Proxy Peer Group
The criteria used to select companies for the Proxy Peer Group include, but are not limited to:

•	Annual sales between one-half and two times DSW;

•	Companies that DSW competes against for business and talent;

•	Companies with a fashion orientation and/or operate as specialty retail;

•	Those retailers that operate larger square footage stores;

•	Companies that have a track record of delivering results and consider themselves a growth business;

•	Companies with similar geographic footprint; and

•	Retailers that also have a value orientation in their business model.
The Committee evaluated the actual pay of the Named Executive Officers with pay data drawn from proxy-disclosed pay information for the following publicly-traded companies (collectively, the “Proxy Peer Group”):

2016 Proxy Peer Group
Abercrombie & Fitch Co.	Deckers Outdoor Corporation	The Finish Line, Inc.
American Eagle Outfitters, Inc.	Express, Inc.	The Michaels Companies, Inc.(1)
Big Lots, Inc.	Genesco, Inc.	Ulta Salon, Cosmetics & Fragrance, Inc.
Caleres, Inc.	Skechers USA, Inc.	Urban Outfitters, Inc.(1)
Carter’s, Inc.	Stein Mart, Inc.	Wolverine World Wide, Inc.
Chico's FAS, Inc.(1)	Tailored Brands, Inc.
(1) DSW added Chico's FAS, Inc.; The Michaels Companies, Inc.; and Urban Outfitters, Inc. to the Proxy Peer Group for 2016.
DSW removed the following companies from the Proxy Peer Group for 2016 as they were deemed to no longer satisfy the selection criteria:

•	Aeropostale, Inc.;

•	ANN, Inc.;

•	Ascena Retail Group, Inc.;

•	The Bon-Ton Stores, Inc.; and

•	Dick’s Sporting Goods, Inc.

For fiscal 2016, the compensation paid to the Named Executive Officers was reviewed in relation to that paid by the Proxy Peer Group. By looking at this proxy-disclosed information, as reviewed and summarized for the Committee by Hay Group, the

Committee was able to analyze the market competitive pay for each position. In addition to reviewing the compensation of proxy peers, the Committee also reviewed data from the Hay Group 2016 Retail Industry Total Remuneration Report, using data from key competitors, including fashion and specialty retailers. This allowed the Committee to understand market pay practices for jobs of similar scope and complexity, beyond the Named Executive Officer level. This data is used to supplement and validate the proxy data, as it provides information from the broader marketplace. Finally, the Committee takes into consideration a review of each Named Executive Officer’s compensation relative to the other Named Executive Officers, taking into account each officer’s scope of responsibility, performance, and impact on DSW’s business results.
Elements of DSW’s 2016 Executive Compensation Program
For the 2016 fiscal year that ended January 28, 2017, the total compensation for DSW’s executives (including the Named Executive Officers) was generally comprised of the following principal components:

•	Base salary;

•	Performance-based annual cash incentive compensation;

•	Long-term equity incentive compensation in the form of service-based stock options and performance-based restricted stock units; and

•	Retirement savings contributions through both the 401(k) plan and the nonqualified deferred compensation plan.
Base Salary
While the Committee’s focus is on variable compensation based on performance, a clear objective of our executive compensation program is to pay a base salary that is competitive with the Proxy Peer Group, supplemented with survey data from key competitors from the Hay Group 2016 Retail Industry Total Remuneration Report, in order to retain our Named Executive Officers. The base salaries of all DSW executives (including the Named Executive Officers) are determined based on job responsibilities and individual contribution, and with reference to the market data provided by the independent compensation consultant. In the case of DSW’s executive team, the salary opportunity for a given position is targeted to be between the 50th and 75th percentile of the market data for that position.
In the first quarter of each year, the Committee determines the base salary of each Named Executive Officer. During its review, the Committee primarily considers:

•	Overall DSW financial performance during the prior year;

•	The individual performance of the Named Executive Officer during the prior year;

•	Base salary data drawn from the market data;

•	The target total cash compensation level of the appropriate benchmark position(s) from the market data; and

•	If relevant, compensation paid by a previous employer.
The Committee met with Hay Group and reviewed market information related to the pay of the Executive Chairman of the Board. After discussing the market information, the Executive Chairman’s role in the DSW business and other relevant factors, the Board of Directors decided to keep the Executive Chairman’s base salary unchanged for 2016.
The Executive Chairman of the Board met with the Committee and reviewed the accomplishments and contributions made by Mr. Rawlins and Ms. Ferrée. In addition, the Chief Executive Officer reviewed with the Committee the accomplishments and contributions made by each of the Named Executive Officers under his supervision at the time and provided his proposed base salary changes. After (i) discussing the performance of each Named Executive Officer, including overall Company performance and progress on key initiatives; (ii) reviewing the recommendations made by the Executive Chairman of the Board and the Chief Executive Officer; and (iii) considering the Committee’s review and analysis of compensation paid by Peer Group companies for comparable positions and any other relevant factors, the Committee approved the following salary changes for 2016:

	2015 Salary	2016 Salary	% Merit Increase	% Promotion Increase
Mr. Schottenstein	$800,000	$800,000	0%	na
Mr. Rawlins (1)	$750,000	$900,000	20%	na
Ms. Ferrée	$1,000,000	$1,000,000	0%	na
Mr. Jordan (2)	$600,000	$630,000	5%	na
Mr. Poff (3)	$300,000	$400,000	0%	33.3%
Ms. Meixelsperger (4)	$575,000	$592,250	3%	na
		Average =	4.7%
The salaries in the table above reflect the annualized salary on the last day of the fiscal year.
(1) Mr. Rawlins' salary increase was effective June 12, 2016.
(2) Mr. Jordan's salary increase was effective January 31, 2016.
(3) Mr. Poff's salary increase was effective June 5, 2016.
(4) Ms. Meixelsperger's salary increase was effective March 20, 2016.
Performance-Based Annual Cash Incentive Compensation
The DSW Inc. 2005 Cash Incentive Compensation Plan (the “ICP”) was re-approved by DSW’s shareholders in June 2014. The ICP is designed to promote the achievement of annual performance goals and focus the Named Executive Officers on short-term objectives which ultimately will contribute to the likelihood of achieving long-term business objectives and increase shareholder value. Under the ICP, Named Executive Officers earn annual cash incentives only when pre-established business objectives and targets are achieved. The Company currently has approximately 400 associates who are eligible to receive awards under the ICP. The Named Executive Officers are generally treated the same as all other eligible DSW associates under the ICP.
In the first quarter of each fiscal year, the Committee establishes the performance criteria that will be used to determine incentive compensation awards for that year. Company associates who participate in the plan have incentive levels that vary based on the individual’s position and contribution to business performance. The target award opportunities, as seen in the table below, are established as a percentage of base salary and range from 50% to 125% for the Named Executive Officers. Target means the Adjusted Net Income goal of the Annual Cash Incentive Compensation plan has been achieved 100%. In making the annual determination of the minimum, target, and maximum levels of performance, the Committee may consider specific circumstances facing the Company during the prior and subsequent years.
Target Annual Cash Incentive Compensation as a % of Base Salary

	Threshold Payout (based on 50% goal achievement)	Target Payout (based on 100% goal achievement)	Maximum Payout (based on 200% goal achievement)	Actual Payout for FY 2016 (based on 69.9% of Target)
Mr. Schottenstein	62.5%	125%	150%	$699,000
Mr. Rawlins	62.5%	125%	250%	$786,375
Ms. Ferrée	62.5%	125%	250%	$873,750
Mr. Jordan	30%	60%	120%	$264,222
Mr. Poff (1)	25%	50%	100%	$113,184
Ms. Meixelsperger	25%	50%	100%	$0
(1) Mr. Poff's bonus payment was prorated based on his promotion.
For fiscal 2016, the Committee determined that each Named Executive Officer’s annual cash incentive compensation award would be based upon DSW’s Adjusted Net Income performance as reported in DSW’s financial statements. The Committee believed Adjusted Net Income was the most relevant metric to DSW’s existing growth plan and best aligned with the growth objective shared with investors. Additionally, the Company reports Adjusted Net Income to investors to provide transparency to all ICP participants.

In February 2016, the Committee established the minimum, target, and maximum performance level and corresponding potential payout level for fiscal 2016 as shown in the chart below. Unless otherwise determined by the Committee, all associates who participate in the plan (including the Named Executive Officers) are governed by these plan parameters.

FY2016 Annual Cash Incentive Compensation Plan	FY2016 Bonus Payout	Adjusted Net Income ($M)
Threshold/Minimum	50%	$112.2
	75%	$122.1
Target	100%	$132.0
	125%	$135.3
	150%	$138.6
	175%	$141.9
Maximum	200%	$145.2
The payout calculation is interpolated based on actual Adjusted Net Income.
DSW’s fiscal performance of $120.1 million in Adjusted Net Income exceeded the full year threshold of $112.2 million when including the cost of a bonus payout. This performance resulted in a payout equal to 69.9% of the target award for ICP participants, including each of the currently employed Named Executive Officers. The bonuses paid to the Named Executive Officers for the fiscal year ending January 28, 2017 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Long-Term Equity Incentive Compensation
The Company utilizes performance-based restricted stock units for those at the Executive Vice President level or higher. This allows for full vesting of units granted three years following the grant date if the performance goal is achieved in the fiscal year of grant. If the performance goal is not achieved the grants will be canceled. The performance goal for the performance-based restricted stock units granted to the Named Executive Officers in fiscal 2016 was Adjusted Operating Income of at least $145 million as adjusted to exclude Ebuys contingent consideration liability, the amortization of acquired intangibles, transaction costs, inventory step-up costs, and DSW restructuring expenses.
The performance goal of $145 million was achieved with a reported Adjusted Operating Income of $192.3 million. Therefore, if still employed, 100% of the performance units granted to each Named Executive Officer in fiscal 2016 will vest three (3) years after the grant date.
The performance-based grant is designed to promote the achievement of annual performance goals and focus the executive officers on financial objectives which ultimately will contribute to the likelihood of achieving long-term goal business objectives and increase shareholder value.
The shareholders approved a new DSW Inc. Long-Term Incentive Plan (the "DSW Equity Plan") in 2014. All grants made in 2016 were made under this Plan. The DSW Equity Plan generally furthers the Committee’s objectives to retain its executives as well as build a link between executive compensation and shareholder interests and objectives. All equity awards are granted in respect to DSW’s Class A Common Stock.
DSW’s executive compensation philosophy generally calls for grants of both service-based stock options and performance-based restricted stock units to executives including the Named Executive Officers. As discussed above, in determining the value of annual long-term equity incentive grants for DSW executives, the Committee’s overall objective, consistent with the Company's executive compensation philosophy, is to target the combined grant value of stock options and performance-based restricted stock units to fall between the 50th and 75th percentile of the Proxy Peer Group long-term incentive data.
The Committee believes targeting above-median long-term incentive levels is appropriate for DSW as it seeks to create a compelling value proposition during a critical growth phase. Furthermore, the Committee believes that an above-median long-term equity incentive target is necessary to attract and retain executives with the skills and experience necessary to deliver DSW’s long-term business success and intended growth pattern. In addition, long-term equity incentive grants to the Named Executive Officers are based on each individual’s (i) scope of job responsibilities, (ii) assessment of past performance, and (iii) assessment of potential future contribution.

In fiscal 2016, the value of long-term equity incentive awards was typically delivered to executives 50% in nonqualified stock options and 50% in performance-based restricted stock units. The Committee believes that delivery in this form provides an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, provides the Company with the retention value necessary in a competitive labor market.
Stock Options
Stock options provide executives with financial gain derived from the potential appreciation in the DSW share price between the award grant date and the date the executive elects to exercise the option. As a result, DSW’s long-term financial performance, as reflected in share price appreciation, ultimately determines the value of stock options. Because financial gain from stock options is only possible after the price of DSW common stock has increased, the Company believes grants encourage executives to focus on reasonable behaviors and actions that lead to an increase in the DSW share price, thus benefiting both Company associates and shareholders. Generally, stock options vest annually in equal installments of 20% over the five (5) years following the grant date.
Performance-Based Restricted Stock Units
Performance-based restricted stock units provide retention value because, generally, they vest 100% at the end of three (3) years if the performance goal is met in the fiscal year of grant. In this way, executives are unable to realize the value of restricted stock units unless the performance goal is met and until a significant period of time has passed since the grant date. Additionally, since the stock unit value is tied directly to the market value of DSW common stock, and not exclusively to an increase in the market value of DSW common stock, restricted stock units provide retention value even when the stock price is stable or declining. Thus, the Committee believes that performance-based restricted stock units are a key component of the long-term incentive portfolio in that they help retain executives and keep them focused on long-term value creation for shareholders.
2016 Long-Term Equity Incentive Awards for the Named Executive Officers
In March 2016, the Committee granted long-term equity incentive awards to the Named Executive Officers as part of the annual performance review process. The Committee considered various alternatives based on input from management and the independent compensation consultant based on Proxy Peer Group data. Based upon the information provided, the Committee determined the long-term incentive award for each Named Executive Officer with a targeted value consistent with market data from Proxy Peer Group companies. These targeted awards consisted of approximately 50% in nonqualified stock options and 50% in performance-based restricted stock units to each Named Executive Officer (however, those at the Senior Vice President level received restricted stock units instead of performance-based restricted stock units). The information below reflects the annual grants and applicable vesting schedule for each of the annual grants to the Named Executive Officers.

Name	# of Nonqualified Stock Options (1)	# of Performance-Based Restricted Stock Units (2)	# of Restricted Stock Units (3)
Mr. Schottenstein	106,340	25,925	—
Mr. Rawlins	—	—	—
Ms. Ferrée	212,680	51,850	—
Mr. Jordan	56,210	13,705
Mr. Poff	9,875	—	7,185
Ms. Meixelsperger	34,180	—	8,335
(1) Nonqualified Stock Options vest 20% per year over 5 years.
(2) Performance-based restricted stock units vest 100% on the third anniversary of the grant date if the performance goal for fiscal 2016 is achieved. If the performance goal is not achieved, the grant is canceled.
(3) Restricted stock units vest 100% on the third anniversary of the grant date.
These grants were made on March 22, 2016, and the stock options had an exercise price of $27.00. There was no equity grant in fiscal 2016 to Mr. Rawlins, Chief Executive Officer, because he received a grant in December 2015 that was intended to serve as his 2016 equity grant. The performance-based restricted stock units and time-based restricted stock units reported in the table above do not include dividend equivalent units earned in 2016.
In addition to the grants in the table above, DSW made a special off-cycle grant to Mr. Poff on June 6, 2016, in connection with his appointment as Interim Chief Financial Officer. The grant consisted of 4,780 Restricted Stock Units with a vesting period of 50% after the first anniversary and 50% after second anniversary of the grant date.

Equity Grant Practices

Under DSW’s Equity Plan, the Committee (or the Chair of the Committee) approves all equity awards and has not delegated to management the authority to approve equity awards. The Chair of the Committee has authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose. In no circumstances may the Committee delegate duties the Committee is required to discharge under Internal Revenue Code §162(m). The Committee may not grant stock options at a discount to the closing price of DSW common stock on the grant date, nor may the Committee reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. All stock options have an exercise price that is equal to the closing market price of DSW common stock on the grant date. The grant date is the date of approval by the Committee, or the Chair of the Committee, except in the case of off-cycle equity awards as described below.
In March 2007, the Committee established a methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh (7th) calendar day following DSW’s fiscal year-end earnings release. The Committee, or the Chair of the Committee, also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by DSW, subject to approval by the Committee, or the Chair of the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of DSW or prospective hires who have agreed to a start date with DSW that will occur within 21 days following approval by the Committee or the Chair of the Committee. The grant date for current associates and for new hires who have already become employees of DSW is the date set by the Committee, or the Chair of the Committee. The grant date for prospective hires is generally their future start date.
The Committee does not backdate stock options or grant stock options retroactively. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information.
Clawback Recoupment Policy
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.
Stock Ownership
DSW implemented stock ownership guidelines for the CEO in November 2011. The CEO is encouraged to hold shares of DSW stock with a value at least equal to one times his annual base salary, to be achieved within three years of becoming CEO. Mr. Rawlins does not yet own shares in excess of the ownership guidelines, but has two remaining years to achieve it.
DSW Board Members have an ownership guideline of three times their total annual cash retainer to be achieved within three years of joining the Board. All of the Board Members, except Ms. Joanne Zaiac who joined the Board in 2016, own shares in excess of the ownership guidelines.
401(k) Plan
DSW sponsors a tax-qualified 401(k) plan (the “401(k) Plan”) in which all DSW associates, including the Named Executive Officers, are eligible to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentives) on a pre-tax or after-tax basis up to the limits imposed by Internal Revenue Code. The maximum allowable per participant deferral in 2016 under the Internal Revenue Code was $18,000 ($24,000 if at least age 50). DSW provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. Matching contributions are not made by the Company until participants have completed at least 6 months of service with DSW. In light of the matching contribution for participants, and the Internal Revenue Code §401(a)(17) annual compensation limit, the maximum allowable per participant company matching contribution in 2016 was $10,600. Participants choose to invest their account balances in an array of investment alternatives (some of which are target date funds) as selected by plan fiduciaries. A DSW stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows for distributions in a lump sum after termination of service. However, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59-1/2, or a disability, are permitted.

Nonqualified Deferred Compensation Plan
DSW sponsors a nonqualified retirement plan (the “Nonqualified Plan”) in which Board members and a select group of management and other highly compensated associates, including Named Executive Officers, may participate. In 2016, none of the Named Executive Officers participated in the Nonqualified Plan. Under the Nonqualified Plan, Board Members may contribute up to 100% of the annual cash retainer paid by DSW (described in detail in the Director Compensation Table). Eligible DSW associates may contribute up to 80% of their base salary and 90% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with Internal Revenue Code §409A. DSW does not provide a company matching contribution in the Nonqualified Plan. DSW associates who also participate in the 401(k) plan may earn a 401(k) make-up contribution under the Nonqualified Plan if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of creditors of DSW Inc. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum in three (3), five (5), or ten (10) annual installments. Distribution elections are made when deferral elections are made in compliance with Code §409A.
Tax Considerations
Internal Revenue Code §162(m) limits deductibility of certain compensation paid to the Chief Executive Officer and three other executive officers (exclusive of the Chief Financial Officer) who are the highest paid and employed at fiscal year-end to $1 million per year. The Committee annually considers the impact of Code §162(m) in structuring DSW’s executive compensation program. In light of the competitive nature of the market for our executive talent, and our philosophy to pay and reward individual contributions to overall Company performance, the Committee reserves the discretion to reward significant contributions by the Named Executive Officers to build shareholder value regardless of the tax deductibility limits of Code §162(m).
Termination and Change in Control Arrangements
The currently employed Named Executive Officers (other than Mr. Schottenstein) have employment agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the currently employed Named Executive Officers (and all participants in the DSW Equity Plan) are entitled to certain payments or benefits upon a change in control, including acceleration of the vesting of outstanding equity awards pursuant to the Equity Plan. These arrangements are described under the Potential Payments upon Termination and Change in Control section.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee

Allan Tanenbaum, Chair
Elaine Eisenman
Carolee Lee
Joanne Zaiac

COMPENSATION OF MANAGEMENT

The following table summarizes compensation earned by each of the Named Executive Officers during fiscal 2016, fiscal 2015 and fiscal 2014. DSW follows a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2016, 2015 and fiscal 2014 consisted of 52 weeks.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jay L. Schottenstein	2016	$800,000	$—	$699,975	$699,717	$699,000	$78,857	$2,977,549
Executive Chairman of	2015	$793,269	$—	$820,024	$1,379,951	$—	$330	$2,993,575
the Board of Directors	2014	$743,269	$—	$269,469	$479,906	$317,625	$—	$1,810,269
Roger L. Rawlins	2016	$845,192	$—	$—	$—	$786,375	$10,930	$1,642,497
Chief Executive Officer	2015	$607,692	$—	$936,031	$1,184,120	$—	$10,930	$2,738,773
	2014	$500,000	$—	$463,834	$422,114	$96,250	$10,730	$1,492,928
Deborah L. Ferrée	2016	$1,000,000	$—	$1,399,950	$1,399,434	$873,750	$10,930	$4,684,064
Vice Chairman and	2015	$1,000,000	$—	$840,000	$1,959,782	$—	$10,930	$3,810,712
Chief Merchandising Officer	2014	$1,000,000	$—	$561,335	$999,752	$481,250	$10,730	$3,053,066
Jared A. Poff	2016	$365,385	$—	$164,980	$64,978	$113,184	$10,842	$719,369
Senior Vice President,	2015	$227,404	$100,000	$106,202	$156,258	$—	$5,823	$595,687
Chief Financial Officer	2014	$—	$—	$—	$—	$—	$—	$—
William L. Jordan	2016	$630,000	$—	$370,035	$369,862	$264,222	$10,930	$1,645,049
Executive Vice President,	2015	$603,461	$—	$346,986	$642,964	$—	$10,930	$1,604,341
Chief Administrative Officer	2014	$544,615	$—	$379,127	$472,086	$105,875	$10,730	$1,512,432
Mary E. Meixelsperger	2016	$225,466	$—	$225,045	$224,904	$—	$8,968	$684,384
Former Senior Vice President,	2015	$571,634	$—	$334,944	$440,007	$—	$10,930	$1,357,515
Chief Financial Officer	2014	$433,654	$50,000	$90,344	$157,236	$84,700	$83,253	$899,187
_________________________________________

(1) This column represents the grant date fair value of time-based Restricted Stock Units (RSU) and Performance-Based Restricted Stock Units (PSU) granted in each fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”). For RSUs and PSUs, fair value is determined by multiplying the number of units granted by the closing price of DSW Class A Common Stock on the date of grant. For additional information on the valuation assumptions, refer to note 6 of DSW’s financial statements in the Form 10-K for the year ended January 28, 2017, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in fiscal 2016. The amounts reflected are for the grant date fair value of RSUs and PSUs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon vesting.
(2) This column represents the grant date fair value of Nonqualified Stock Options (NQSO) granted in each fiscal year in accordance with ASC 718. DSW uses the multi-point Black-Scholes pricing model to value stock-based compensation expense. For additional information on the valuation assumptions, refer to note 6 of DSW’s financial statements in the Form 10-K for the year ended January 28, 2017, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on NQSOs granted in fiscal 2016. The amounts reflected are for the grant date fair value of the NQSOs granted and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers upon exercise.

(3) The following table sets forth detail about the amounts reported for fiscal 2016 in the “All Other Compensation” column of the Summary Compensation Table above.

Name	Perquisite	401(k) Matching Contributions	Life Insurance Premium	Total
Jay L. Schottenstein (a)	$78,527	$—	$330	$78,857
Roger L. Rawlins	$—	$10,600	$330	$10,930
Deborah L. Ferrée	$—	$13,677	$330	$14,007
Jared A. Poff	$—	$10,600	$242	$10,842
William L. Jordan	$—	$10,600	$330	$10,930
Mary Meixelsperger	$—	$8,831	$138	$8,968

(a) The perquisite amount for Mr. Schottenstein represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We believe that all Company-incurred security costs are reasonable and necessary and for the Company’s benefit. Mr. Schottenstein is not a participant in the DSW 401(k) Plan.

FISCAL YEAR 2016 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Jay L. Schottenstein	3/22/2016	$500,000	$1,000,000	$1,200,000	—	25,925	—	—	106,340	$27.00	$1,399,692
Roger L. Rawlins	—	$562,500	$1,125,000	$2,250,000	—	—	—	—	—	$—	$—
Deborah L. Ferrée	3/22/2016	$625,000	$1,250,000	$2,500,000	—	51,850	—	—	212,680	$27.00	$2,799,384
Jared A. Poff	3/22/2016	$100,000	$200,000	$400,000	—	—	—	2,405	9,875	$27.00	$229,958
	6/6/2016				—	—	—	4,780	—	$—
William L. Jordan	3/22/2016	$189,000	$378,000	$756,000	—	13,705	—	—	56,210	$27.00	$739,897
Mary E. Meixelsperger	3/22/2016	$148,063	$296,125	$592,250	—	—	—	8,335	34,180	$27.00	$449,949
_________________________________________

(1) These columns represent future potential payouts for fiscal 2016 under our ICP. See the Compensation Discussion and Analysis for a discussion of the performance-based criteria applicable for these awards.
(2) Detailed in this column is the number of shares underlying the performance-based stock units restricted stock units granted on the dates indicated in the “Grant Date” column. Units will be "credited" with the same dividend that would be issued if the unit was a DSW Class Common Share.  The amounts associated with the dividend equivalent units will not be distributed unless and until the Named Executive Officer's stock unit award is settled. Performance-based stock units generally vest 100% on the third anniversary of the Grant Date subject to the Company’s 100% achievement of the performance goal in respect of fiscal 2016.

(3) Detailed in this column is the number of shares underlying the time-based restricted stock units granted on the dates indicated in the “Grant Date” column. Units will be "credited" with the same dividend that would be issued if the unit was a DSW Class Common Share.  The amounts associated with the dividend equivalent units will not be distributed unless and until the Named Executive Officer's stock unit award is settled. Time-based stock units generally vest 100% on the third anniversary of the Grant Date. The time-based stock units granted to Mr. Poff on June 6, 2016 will vest 50% in year one and 50% in year two.
(4) Detailed in this column is the number of stock options granted on the dates indicated in the “Grant Date” column. Generally, options vest ratably over five years on each of the first five anniversaries of the grant date. DSW sets the exercise price of all stock options using the closing market price of its Class A Common Shares on the date of grant.
(5) Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the aggregate grant date fair value of equity awards granted during fiscal 2016. For additional information on the valuation assumptions, refer to note 6 of DSW’s financial statements in the Form 10-K for the year ended January 28, 2017, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016
The following table provides information regarding outstanding equity awards held as of January 28, 2017 by each of the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Jay L. Schottenstein	115,930	—		N/A	$19.94	4/5/2017	60,489	(10)	$1,230,346
	40,176	—		N/A	$6.01	4/3/2018
	85,416	—		N/A	$12.38	3/24/2020
	48,608	—		N/A	$17.43	3/22/2021
	39,556	9,890	(2)	N/A	$26.66	3/27/2022
	26,082	17,388	(3)	N/A	$31.68	3/26/2023
	15,308	22,962	(4)	N/A	$35.55	3/25/2024
	19,138	76,552	(6)	N/A	$37.50	3/24/2025
	15,776	47,329	(8)	N/A	$23.21	12/15/2025
	—	106,340	(9)	N/A	$27.00	3/22/2026
Roger Rawlins	3,786	—		N/A	$4.65	4/1/2019	61,639	(11)	$1,253,737
	9,464	—		N/A	$12.34	3/23/2020
	10,322	—		N/A	$17.43	3/22/2021
	9,642	3,214	(2)	N/A	$26.66	3/27/2022
	8,148	5,432	(3)	N/A	$31.68	3/26/2023
	5,740	8,610	(4)	N/A	$35.55	3/25/2024
	6,475	19,425	(5)	N/A	$31.26	10/28/2024
	8,476	33,904	(6)	N/A	$37.50	3/24/2025
	23,664	94,656	(7)	N/A	$23.21	12/15/2025
Deborah L. Ferrée	75,452	—		N/A	$6.29	4/23/2018	94,658	(12)	$1,925,344
	—	—		N/A	$4.65	4/1/2019
	139,806	—		N/A	$12.38	3/24/2020
	94,206	—		N/A	$17.43	3/22/2021
	76,642	19,162	(2)	N/A	$26.66	3/27/2022
	33,324	33,324	(3)	N/A	$31.68	3/26/2023
	31,890	47,835	(4)	N/A	$35.55	3/25/2024
	38,277	153,108	(6)		$37.50	3/24/2025
	—	212,680	(9)	N/A	$27.00	3/22/2026
Jared A. Poff	1,709	6,836	(6)	N/A	$37.50	3/24/2025	13,030	(13)	$265,030
	2,711	8,134	(8)	N/A	$23.21	12/15/2025
	—	9,875	(9)	N/A	$27.00	3/22/2026
William L. Jordan	64,732	—		N/A	$4.65	4/1/2019	37,209	(14)	$756,831
	34,412	—		N/A	$12.34	3/23/2020
	21,938	—		N/A	$17.43	3/22/2021
	15,986	3,998	(2)	N/A	$26.66	3/27/2022
	10,866	7,244	(3)	N/A	$31.68	3/26/2023
	7,334	11,001	(4)	N/A	$35.55	3/25/2024
	6,475	19,425	(5)	N/A	$31.26	10/28/2024
	10,116	40,464	(6)	N/A	$37.50	3/24/2025
	4,930	14,790	(8)	N/A	$23.21	12/15/2025
	—	56,210	(9)	N/A	$27.00	3/22/2026

(1)	Represents the closing share price of DSW Class A common stock on the last day of the fiscal year ($20.34) multiplied by the number of shares not yet vested.

(2)	The remaining options vest on March 27, 2017.

(3)	The remaining options vest ratably on March 26, 2017 and 2018.

(4)	The remaining options vest ratably on March 25, 2017, 2018 and 2019.

(5)	The remaining options vest 25% on October 28, 2017 and 50% in 2018.

(6)	The remaining options vest ratably on March 24, 2017, 2018, 2019 and 2020.

(7)	The remaining options vest ratably on December 15, 2017, 2018, 2019 and 2020.

(8)	The remaining options vest 25% on December 15, 2017 and 50% in 2018.

(9)	The remaining options vest ratably on March 22, 2017, 2018, 2019, 2020 and 2021.

(10)	Performance-based stock units vest on March 25, 2017 (8,263), March 24, 2018 (11,864), December 15, 2017 (4,501), December 15, 2018 (9,003) and March 22, 2019 (26,858).

(11)
Restricted stock units vest on January 31, 2017 (7,632) and February 3, 2017 (3,336). Performance-based stock units vest on March 25, 2017 (3,096), October 28, 2017 (8,563), March 24, 2018 (5,253) and December 15, 2018 (33,759).

(12)	Performance-based stock units vest on March 25, 2017 (17,214), March 24, 2018 (23,727) and March 22, 2019 (53,717).

(13)
Restricted stock units vest on June 6, 2017 (2,457), December 15, 2017 (789), January 30, 2018 (2,248), March 24, 2018 (1,057), June 6, 2018 (2,458), December 15, 2018 (1,530), and March 22, 2019 (2,491).

(14)
Restricted stock units vest on December 15, 2017 (1,436) and December 15, 2018 (2,784). Performance-based stock units vest on March 25, 2017 (3,958), October 28, 2017 (8,563), March 24, 2018 (6,270) and March 22, 2019 (14,198).

FISCAL YEAR 2016 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the exercise of stock options and vesting of restricted stock units and performance-based stock units during the year ended January 28, 2017 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jay L. Schottenstein	89,688	$966,837	22,642	$420,667
Roger L. Rawlins	—	$—	5,928	$157,566
Deborah L. Ferrée	114,854	$567,471	35,090	$932,692
Jared A. Poff	—	$—	766	$18,675
William L. Jordan	42,423	$341,438	8,930	$234,295
Mary Meixelsperger	—	$—	—	$—
FISCAL YEAR 2016 NONQUALIFED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)(1)	DSW Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jay L. Schottenstein	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Roger L. Rawlins	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$7,636	$—	$65,522
Deborah L. Ferrée	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Jared A. Poff	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
William L. Jordan	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—
Mary Meixelsperger	DSW Inc. Nonqualified Deferred Compensation Plan	$—	$—	$—	$—	$—

(1) Amounts eligible to be deferred into the Nonqualified Deferred Compensation Plan are described in more detail in the Compensation Discussion and Analysis on page 26. Mr. Rawlins did not participate in the Nonqualified Deferred Compensation Plan in fiscal 2016, but does have an account balance from previous participation. The balance listed is attributable to contributions made in 2010 when Mr. Rawlins was not a Named Executive Officer.
(2) Aggregate earnings in the last fiscal year are not reflected in the Fiscal 2016 Summary Compensation Table because the earnings were neither preferential nor above-market.

Potential Payments Upon Termination and Change in Control

Mr. Rawlins, Ms. Ferrée, Mr. Poff, and Mr. Jordan have employment agreements with DSW that provide for limited payments and benefits following termination of their employment without “cause.” The agreement with Ms. Ferrée also includes limited payments and benefits if she terminates employment for “good reason.” Additionally, our 2005 DSW Inc. Equity Plan applicable to grants made before June 29, 2015 provides for acceleration of the vesting of outstanding equity awards upon a change in control for all Company associates, including the Named Executive Officers, and our 2014 Long-Term Incentive Plan applicable to grants made on or after June 29, 2015 provides for accelerated vesting upon certain qualifying employment terminations following a change in control. Mr. Jay Schottenstein does not have an employment agreement with DSW. Pursuant to the 2014 Long-Term Incentive Plan and any applicable award agreement, if within two (2) years of a change in control, a participant experiences an involuntary termination initiated by the Company for reasons other than Cause, or a Termination for Good Reason (as each of those terms is defined for purposes of the plan), each Named Executive Officer is entitled to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Employment Agreements with Mr. Rawlins, Ms. Ferrée, Mr. Poff and Mr. Jordan

Generally, pursuant to the Named Executive Officers’ employment agreements, if DSW involuntarily terminates the officer’s employment without “cause,” and in the case for Ms. Ferrée, if she terminates her employment for “good reason,” each is entitled to receive the following:

(i) salary continuation for a 12-month period based on the executive’s salary as of the date of termination;

(ii) a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;

(iii) one year of accelerated vesting with respect to outstanding stock options and performance and time-based restricted stock units; and

(iv) reimbursement for the cost of maintaining continuing health coverage under COBRA for a period of no more than 12 months following the date of termination (18 months in the case of Ms. Ferrée), less the amount the executive is expected to pay as a regular employee premium for such coverage.

Also, pursuant to each officer’s employment agreement, if employment terminates as a result of death or disability, the executive is entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs.

Each executive’s employment agreement also contains confidentiality and non-disparagement provisions effective through the term of the agreement, a non-competition provision effective through the one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through two years following termination of employment or the period of any salary continuation.

For additional information about these employment agreements, see “Employment Agreements with Named Executive Officers” below.

Equity Plan

Currently, DSW has two equity incentive plans in place under which awards are outstanding. The 2005 DSW Inc. Equity Incentive Plan and the 2014 Long-Term Incentive Plan. Pursuant to our 2005 DSW Inc. Equity Plan and any applicable award agreement and applicable award agreements executed in accordance with the 2014 Long-Term incentive Plan, termination by reason of death, disability or retirement (defined as termination after reaching age 65 and completing at least five years of employment) entitles each Named Executive Officer to receive accelerated vesting with respect to all equity awards that are not vested as of the date of termination.

Potential Termination and Change In Control Payments

The estimated value of the benefits described above are presented in the following table and are calculated as if the respective termination or change in control event occurred on January 28, 2017 and our stock price was $20.34, the closing market price of our Class A Common Shares on January 27, 2017, the last trading day of fiscal 2016, in case of termination and, as applicable, $24.82 in the case of change in control based on the calculation methodology specified in our 2005 DSW Inc. Equity Plan. The salary continuation amounts below are based on each Named Executive Officer’s salary as of the end of fiscal 2016. The actual amounts to be paid will only be determinable at the time of actual payment. Ms. Meixelsperger did not receive any payments by reason of her employment termination.

FISCAL 2016 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (1)	Involuntary Termination Because of Death or Disability (2)	Voluntary Termination Because of Retirement (2)	Change in Control (3)
Jay L. Schottenstein
Salary Continuation	$—	$—	$—	$—
Benefits Continuation	$—	$—	$—	$—
Accelerated Vesting of Equity	$—	$1,230,346	$1,230,346	$1,306,546
Total	$—	$1,230,346	$1,230,346	$1,306,546
Roger L. Rawlins
Salary Continuation (4)	$900,000	$—	$—	$—
Benefits Continuation (5)	$8,457	$—	$—	$—
Accelerated Vesting of Equity	$460,233	$1,253,737	$1,253,737	$1,406,133
Total	$1,368,690	$1,253,737	$1,253,737	$1,406,133
Deborah L. Ferrée
Salary Continuation (4)	$1,000,000	$—	$—	$—
Benefits Continuation (5)	$5,045	$—	$—	$—
Accelerated Vesting of Equity	$350,133	$1,925,344	$1,925,344	$1,925,344
Total	$1,355,177	$1,925,344	$1,925,344	$1,925,344
Jared A. Poff
Salary Continuation (4)	$400,000	$—	$—	$—
Benefits Continuation (5)	$9,116	$—	$—	$—
Accelerated Vesting of Equity	$66,024	$265,030	$265,030	$278,126
Total	$475,140	$265,030	$265,030	$278,126
William L. Jordan
Salary Continuation (4)	$630,000	$—	$—	$—
Benefits Continuation (5)	$—	$—	$—	$—
Accelerated Vesting of Equity	$186,375	$756,831	$756,831	$780,643
Total	$816,375	$756,831	$756,831	$780,643
_________________________________________

(1) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that otherwise would have vested during the one year following the Named Executive Officer’s date of termination.
(2) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the executive’s date of death, disability or retirement.
(3) The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all unvested stock options, restricted stock units and performance-based restricted stock units that would vest immediately upon the change in control date based on the change in control price, which is represented by the highest closing stock price within 30 days of the fiscal year end.
(4) The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the Executive’s date of termination.
(5) The amount reported reflects the cost of maintaining health care coverage for a period of 12 months (18 months for Ms. Ferrée) at the coverage level in effect as of the Executive’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the Company’s cost of providing the benefits and (ii) the amount the Executive paid for such benefits as of the Executive’s date of termination.

Employment Agreements with Named Executive Officers

Mr. Schottenstein
We have not entered into an employment agreement with Mr. Schottenstein, our Executive Chairman of the Board. Mr. Schottenstein was appointed to this position in March 2005. Mr. Schottenstein remains a participant in our ICP with a target bonus opportunity of 125% of base salary and a maximum annual bonus opportunity of 150% of base salary. As of January 28, 2017, Mr. Schottenstein’s base salary was $800,000.

Mr. Rawlins
We entered into a revised employment agreement with Mr. Rawlins, our Chief Executive Officer, in December 2015. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2017, Mr. Rawlins’ base salary was $900,000. Mr. Rawlins’ employment agreement does not contain a “Good Reason” termination clause.

Ms. Ferrée
We entered into an employment agreement with Ms. Ferrée, our Vice Chairman and Chief Merchandising Officer, in November 2004. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2017, Ms. Ferrée’s base salary was $1,000,000, which is to be increased annually by a minimum of 2.5% over the previous year’s base salary. Ms. Ferrée’s employment agreement contains a “Good Reason” termination clause.

Mr. Poff
We entered into an employment agreement with Mr. Poff, our Senior Vice President and Chief Financial Officer, effective in June 2016. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2017, Mr. Poff’s base salary was $400,000. Mr. Poff’s employment agreement does not contain a “Good Reason” termination clause.

Mr. Jordan
We entered into an employment agreement with Mr. Jordan, our Executive Vice President, Chief Administrator Officer, Chief Legal Officer, and Secretary, in January 2006. The agreement provides for an indefinite term, subject to earlier termination pursuant to certain events (and potential payment amounts) summarized under “Potential Payments upon Termination and Change in Control” above. As of January 28, 2017, Mr. Jordan’s base salary was $630,000. Mr. Jordan’s employment agreement does not contain a “Good Reason” termination clause.

Compensation Committee Review of the Relation of Compensation Design to Risk
The Compensation Committee has reviewed the design and operation of our compensation policies and practices, including incentive compensation arrangements for our Named Executive Officers. The Compensation Committee has determined that the Company’s compensation policies and practices do not encourage our employees to take unnecessary or inappropriate risks that could reasonably be expected to materially threaten our value. Several factors contributed to this assessment, including the following:

•	The Compensation Committee reviews the quality of our earnings prior to approving incentive payments;

•
We provide a significant percentage of compensation based on performance, which is in turn based on annual and long-term incentives that require sustained value creation over several years to earn target incentives;

•	For cash incentive payments made under our ICP, the Compensation Committee provides a maximum payout of 200% of target;

•	We use the same financial metric, historically adjusted net income, to determine annual incentive payouts for all bonus eligible associates; and

•
Certain payments to our Named Executive Officers are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

Compensation of Directors

Our Compensation Committee reviews director compensation and makes recommendations to our Board of Directors regarding director compensation.
Our current director compensation policies provide that each director who does not otherwise receive compensation from DSW will receive:

•	An annual cash retainer of $75,000;

•	An annual equity retainer of $140,000; and

•	An additional annual retainer for committee service for each committee on which such director serves (provided that the committee chairs do not receive such additional retainer) as follows:

◦	Audit Committee - $20,000

◦	Compensation Committee - $15,000

◦	Nominating and Corporate Governance Committee - $15,000

◦	Technology Committee - $15,000

The annual retainers are paid as follows:

•	The annual cash retainer and the additional annual retainer for committee service are payable in quarterly installments on the last day of each fiscal quarter; and

•
The annual equity retainer is payable on the date of each annual meeting of the shareholders for the purpose of electing directors, determined by dividing the amount of the retainer by the per-share market value of our Class A Common Shares on the grant date.

Directors do not receive any additional compensation for attending board meetings or board committee meetings. However, the chairmen of the Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Technology Committee each receive an additional $35,000, $25,000, $30,000, and $25,000 respectively in cash or stock units (as they may elect) per year, respectively. We pay this compensation on a quarterly basis. All members of our Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors and its committees. Non-management directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash.

Board Members may participate in the Nonqualified Plan (described above in the section titled Nonqualified Deferred Compensation Plan), and in connection with such participation may contribute up to 100% of the annual cash retainer paid by DSW (described in detail in the Director Compensation Table).

Stock units issued to a director are fully vested on the date of grant. Beginning in calendar year 2012, the director may elect to have the stock units distributed (i) 30 days following the grant date, (ii) a specified future date more than 30 days following the grant date, or (iii) when the director leaves the Board (for any reason). Stock units are settled in DSW Class A Common Shares.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the DSW Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on DSW Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a DSW Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

DSW Board Members have a share ownership guideline of three times their total annual cash retainer to be achieved within three years of joining the Board. All of the Board Members, except Ms. Joanne Zaiac who joined the Board in 2016, own shares in excess of the ownership guidelines.
FISCAL YEAR 2016 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in fiscal 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Henry L. Aaron (1)	$27,518	$—	$—	$—	$—	$—	$27,518
Elaine J. Eisenman (3)	$119,125	$140,000	$—	$—	$—	$—	$259,125
Carolee Lee (4)	$130,375	$140,000	$—	$—	$—	$—	$270,375
Joanna T. Lau	$115,000	$140,000	$—	$—	$—	$—	$255,000
Joseph A. Schottenstein (5)	$85,000	$140,000	$—	$—	$—	$—	$225,000
Harvey L. Sonnenberg	$120,000	$140,000	$—	$—	$—	$—	$260,000
Allan J. Tanenbaum (6)	$160,206	$140,000	$—	$—	$—	$—	$300,206
Joanne Zaiac	$37,212	$99,342	$—	$—	$—	$—	$136,554
_________________________________________
(1) Mr. Aaron left the board in June 2016.
(2) Each director who is not an employee of DSW and who does not otherwise receive compensation (including severance) from DSW was granted stock units on June 8, 2016. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by ASC 718 (determined by the closing price of DSW Class A common stock on the date of grant). Messrs. Joseph Schottenstein, Sonnenberg, and Tanenbaum, and Mmes. Eisenman and Lau elected to have the shares distributable within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board of Directors.
(3) A cash payment in the amount of $20,000 was made to Ms. Eisenman related to the special committee fees for the CEO search and transition.
(4) Beginning calendar year 2016, Ms. Lee elected to receive payment of all fees in the form of stock awards. The value of the awards is reflected in the "Fees Earned or Paid in Cash" column. A cash payment in the amount of $20,000 was made to Ms. Lee related to the special committee fees for the CEO search and transition.
(5) Beginning in the first quarter of fiscal 2013, Mr. Joseph Schottenstein elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2014, 2015 and 2016. The value of the awards is reflected in the "Fees Earned or Paid in Cash" column.
(6) Beginning in calendar year 2012, Mr. Tanenbaum elected to receive payment of all fees in the form of stock awards and continued this election in fiscal 2015 and 2016. The value of the awards is reflected in the "Fees Earned or Paid in Cash" column. Beginning in calendar year 2017, he elected to receive his fees in cash. A cash payment in the amount of $20,000 was made to Mr. Tanenbaum related to the special committee fees for the CEO search and transition.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

At the Company’s 2011 annual meeting of shareholders, pursuant to Section 14A of the Exchange Act, our shareholders held an advisory “say-on-frequency” vote regarding the frequency with which the advisory “say-on-pay” vote on named executive compensation should be held. The shareholders voted to hold the “say-on-pay” vote each year, and consistent with that vote, the Board resolved to hold the advisory vote each year. Section 14A requires the Company to hold an advisory “say-on-frequency” vote at least every six years, and accordingly the Company is holding the vote at this year's annual meeting of shareholders.
At the 2016 annual shareholder meeting, substantially all of the votes cast on the advisory “say-on-pay” vote on executive compensation were voted in favor of the proposal. The Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs.
The Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this Proxy Statement under Compensation Discussion and Analysis, compensation tables, and narratives included elsewhere in this Proxy Statement.
Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described in the Compensation Discussion and Analysis, the Company’s objectives for its executive compensation program are as follows:

•	Attract and retain highly talented, experienced retail executives who can make significant contributions to our long-term business success;

•	Reward executives for achieving business goals and delivering strong performance; and

•	Create a strong link between DSW’s financial performance and the total compensation of executives, and align executive incentives with shareholder value creation.
Based on the objectives described above, the Committee has structured DSW’s executive compensation programs primarily to motivate executives to achieve the business goals established by DSW and reward executives for meeting business goals and delivering strong performance as measured against those business goals.
For the reasons discussed above and in this Proxy Statement, the Board of Directors recommends that shareholders vote to approve the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is approved.”
Vote Required
Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case broker non-votes are disregarded and have no effect on the outcome of the vote. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal.
Your Board of Directors unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our named executive officers.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF VOTING ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires the Company to include in its proxy statement an advisory vote on named executive officer compensation at least once every three years. Section 14A also requires the Company to include in its proxy statement this year and, going forward, at least every six years, a vote regarding the frequency with which the vote on named executive officer compensation should be held. While the Company will continue to monitor developments in this area, the Board of Directors currently plans to seek an advisory vote on executive compensation every year. The Board of Directors believes this approach would align more closely with the interests of shareholders by giving shareholders the opportunity to vote on the compensation decisions made by the Committee each year. The Board of Directors believes that an annual vote provides the most direct communication and clarity and avoids delays. The Company asks that you indicate your support for holding the advisory vote on executive compensation every year. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency with which the advisory vote on executive compensation will be held.

The Board of Directors recommends that the shareholders vote for "1 YEAR" as the frequency of future advisory votes on executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review of Related Party Transactions
Our Board of Directors has adopted a written related party transaction policy, which provides that our Audit Committee will review and approve potential related party transactions, arrangements or relationships between us and a related person, as described below. The related party transaction policy was amended in March 2007 and a copy of the policy can be found at our corporate and investor website at www.dswinc.com and is available in print (without charge) to any shareholder upon request. The related party transaction policy provides for the review, approval or ratification of any “related person transaction” that we are required to report under this section of the proxy statement.
For purposes of this policy, a “related person transaction” is any transaction which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which the Company or any of its subsidiaries, was, or is proposed to be, a participant, and in which any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee or executive officer of the Company;

(2)	a shareholder of the Company who owns more than five percent (5%) of any class of the Company’s voting securities;

(3)	a member of the immediate family of any person described in (1) or (2) above; and

(4)	an entity in which any person described in (1), (2) or (3) above has a greater than ten percent (10%) equity interest.
In determining whether to approve a related person transaction, the Audit Committee considers the following factors, to the extent relevant:

•	Is the transaction in the normal course of the Company’s business?

•	Are the terms of the transaction fair to the Company?

•
Are the terms of the transaction commercially reasonable? Are the terms of the transaction substantially the same as the terms that the Company would be able to obtain in an arm’s-length transaction with an unrelated third party?

•	Has the Company obtained an independent appraisal or completed a financial analysis of the transaction? If so, what are the results of such appraisal or analysis?

•	Is the transaction in the best interests of the Company and the Company’s shareholders?

•	Would the transaction impair a director’s independence in the event that the related person is an independent director?
Based on an analysis of these factors (and other additional factors that the Audit Committee may deem relevant based on the circumstances), the Audit Committee takes formal action to either approve or reject the related person transaction.
Schottenstein Stores Corporation and Affiliates
General
As of April 1, 2017, Jay L. Schottenstein, the Executive Chairman of DSW, beneficially owned approximately 15,010,139 DSW Class A Common Shares and approximately 7,720,154 DSW Class B Common Shares. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (SSC) and other affiliated entities of SSC. For fiscal 2016, we paid approximately $12.4 million in total fees, rents, and expenses to SSC and its affiliates.
In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationship with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. In the event that we desire to enter into any agreements with SSC or any of our directors, officers or other affiliates in the future, in accordance with Ohio law, any contract, action or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board of Directors, or a committee of our Board of Directors that authorizes such contracts, action or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action or transaction. In addition, any transactions with directors, officers or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other Securities and Exchange Commission rules and regulations, as well as to our written related party transaction policy described above.

Management Agreement

On November 1, 2012, we entered into a management agreement (the “Management Agreement”) with Schottenstein Property Group, LLC (“SPG”), an affiliate of SSC, pursuant to which SPG provides management, operation, repair, maintenance, replacement, and supervision services with respect to DSW's corporate headquarters and Columbus distribution center. SPG previously managed the properties prior to DSW's purchase on November 1, 2012. As compensation, DSW pays SPG 4% of rents collected from lessees of certain portions of the properties, plus reimbursement for certain costs pursuant to the Management Agreement. Under this agreement, we incurred approximately $0.2 million of expense for fiscal 2016. Mr. Joseph Schottenstein, a member of the DSW Board of Directors, is an executive officer of SPG.
Leases and Subleases
Fulfillment Center. In fiscal 2007, we entered into a lease for a fulfillment center for dsw.com adjacent to our existing home office in Columbus, Ohio, and this agreement was amended in fiscal 2016. The landlord is an affiliate of SSC. Under the amended lease, the term expires in September, 2022 and has two renewal options with terms of five years each. Under this agreement, we incurred approximately $2.7 million of expense for fiscal 2016 (includes rent, real estate taxes, and CAM).
Utilities. In connection with our lease for the fulfillment center (described above), we incurred approximately $1.0 million of expense related to the payment of utilities to the landlords in fiscal 2016. The landlord of this facility is an affiliate of SSC.
DSW stores. As of January 28, 2017, we leased or subleased 17 DSW stores from affiliates of SSC. We incurred approximately $6.6 million of rent and approximately $2.1 million of other expense (real estate taxes, maintenance and insurance) related to these leases for fiscal 2016. In addition to base rent, for each lease, we also (a) pay percentage rent equal to approximately 2% annually of gross sales that exceed specified breakpoints that increase as the minimum rent increases and (b) pay a portion of expenses related to maintenance, real estate taxes and insurance. These leases have terms expiring between September 2017 and October 2025 and generally have two or three renewal options of five years each.
Agreement for Media Services
We receive media services for our stores from Retail Entertainment Design (RED), an affiliate of SSC. The agreement provides for media services such as digital music, video services, and other related services. For fiscal 2016, we paid approximately $0.7 million to RED.
Consulting/Professional Services Agreement
We receive consulting/professional services from Charles Spicer, Inc., an affiliate of SSC. The consulting/professional services include, among other things, strategic planning, financial matters, risk analysis and management, mergers, acquisitions, business development, and general corporate, operational, and organizational matters. For fiscal 2016, we paid approximately $0.25 million to Charles Spicer, Inc.
Corporate Services Agreement with SSC
We receive services from SSC pursuant to a Corporate Services Agreement between us and SSC. The agreement sets forth the costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2016, our allocated portion of the amount we paid to SSC was approximately $0.4 million.
Registration Rights Agreements
We entered into a registration rights agreement with SSC and its affiliated companies, under which we agreed to register in specified circumstances the Class A Common Shares that they hold. Under this agreement, SSC (together with transferees of at least 15% of its interest in registrable DSW Common Shares) may request up to three demand registrations. The agreement will also grant SSC the right to include these Class A Common Shares in an unlimited number of other registrations of any of our securities initiated by us or on behalf of our other shareholders (other than a demand registration made under the agreement).
SB Capital Inventory Purchase
In 2016, we entered into two transactions for the purchase of footwear, accessories, apparel, and bedding from SB Capital, which is an affiliate of SSC. For fiscal 2016, we paid approximately $0.9 million to SB Capital in connection with these purchases.

Provisions of Our Amended Articles of Incorporation Governing Corporate Opportunities and Related Party Transactions
SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our amended articles of incorporation that govern conflicts, corporate opportunities and related party transactions.
Conflicts / Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers and to employ any of our officers or employees.
Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our amended articles of incorporation provide:

•
If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.

•
If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, he or she shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:

•
If the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in his or her capacity as a director of SSC, in which case it belongs to SSC.

•
If the corporate opportunity is offered to one of our directors who is not an officer of DSW, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in his or her capacity as our director.

•
If the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in his or her capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•
the relationship or interest is disclosed or is known to the Board of Directors or the committee approving the contract or transaction, and the Board of Directors or committee, in good faith reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;

•
the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or

•	the contract or transaction is fair at the time it is authorized or approved by the Board of Directors, a committee of the board of directors, or the shareholders.
Town Shoes

General

We have an equity investment in Town Shoes Limited (“Town Shoes”). As of January 30, 2016, we owned a 46.3% equity interest in Town Shoes, with the ownership interest providing 50% voting control and board representation.  Executive officers William Jordan and Simon Nankervis serve on Town Shoes’ board of directors. For fiscal 2016, Town Shoes paid us approximately $1.8 million in exchange for certain inventory, fees, and revenue.

License Agreement

In 2014, we entered into a licensing agreement with Town Shoes, which allows Town Shoes to use the DSW Designer Shoe Warehouse tradename and trademark for their new larger concept Canadian stores. The license is exclusive and non-transferable for use in Canada. As of January 28, 2017, there were 23 DSW Designer Shoe Warehouse stores in Canada. We receive a sales-based royalty fee pursuant to the licensing agreement.  For fiscal 2016, Town Shoes paid us approximately $0.5 million pursuant to that agreement.

Management Agreement

In 2016, we entered into a management agreement with Town Shoes, under which we provide certain information technology and management services to Town Shoes. For fiscal 2016, Town Shoes paid us approximately $0.6 million pursuant to that agreement.

Town Shoes Inventory Purchase
In 2016, we entered into a transaction for the sale of footwear to Town Shoes. For fiscal 2016, Town Shoes paid us approximately $0.4 million pursuant to that transaction.

IT Services

In 2016, DSW provided additional information technology services to Town Shoes. For fiscal 2016, Town Shoes paid us approximately $0.3 million pursuant to those services.

INDEPENDENT PUBLIC ACCOUNTANTS
We engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2016. Services provided by Deloitte & Touche LLP for each of fiscal 2016 and fiscal 2015 and the related fees are described under the caption “Audit and Other Service Fees” of this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention, termination, and oversight of the work of the independent auditors, and has the sole responsibility to retain and replace our independent auditor.
We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS
Shareholder Proposals Pursuant to Rule 14a-8
In order to be considered for inclusion in the Company's proxy materials distributed to shareholders prior to the Annual Meeting of Shareholders in 2018, a shareholder proposal in compliance with Rule 14a-8 under the Exchange Act must be received by DSW no later than December 14, 2017. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.
Shareholder Proposals Other Than Pursuant to Rule 14a-8
In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Corporate Secretary at the above address by February 27, 2018. Our Code of Regulations also provides that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a shareholder of record entitled to vote who sends notice to our Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting of shareholders. Any nomination by a shareholder must comply with the procedures specified in our Code of Regulations. To be eligible for consideration at the 2018 Annual Meeting, any nominations for director must be received by our Corporate Secretary between February 23, 2018 and March 25, 2018. This advance notice period is intended to allow all shareholders an opportunity to consider any nominees expected to be considered at the meeting.
Shareholder Communications to the Board of Directors
Shareholders and interested parties may communicate with the Board of Directors (including the non-management directors as a group) or individual directors directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.
General Information
A COPY OF THE FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 28, 2017 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, 810 DSW DRIVE, COLUMBUS, OHIO 43219.
Management knows of no other business which may be properly brought before the 2017 Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE AND SUBMIT YOUR PROXY.

By Order of the Board of Directors

William L. Jordan
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

DSW INC.
810 DSW Drive, Columbus, Ohio 43219
ANNUAL MEETING OF SHAREHOLDERS - May 24, 2017
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of DSW Inc. (the "Company") hereby appoints William L. Jordan and Michelle C. Krall, or any one of them, as attorneys and proxies with full power of substitution to each, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices, 810 DSW Drive, Columbus, Ohio 43219, on Wednesday, May 24, 2017 at 11:00 a.m., Eastern Daylight Time, and at any postponement or adjournments thereof, with all of the powers such undersigned shareholder would have if personally present, for the purposes listed on the reverse side.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A MATTER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (ITEM 1), FOR THE APPROVAL OF EXECUTIVE COMPENSATION (ITEM 2), 1 YEAR AS THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3), AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000330859_2 R1.01.15

DSW INC.
810 DSW DRIVE
COLUMBUS, OH 43219
ATTN: Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of the following Directors:

Nominees

01 Carolee Lee   02 Harvey L. Sonnenberg   03 Allan J. Tanenbaum   04 Joanne Zaiac

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory non-binding vote, to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR for the following proposal:

	1 year	2 years	3 years	Abstain
3. Advisory non-binding vote, on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: The proxy holders are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000330859_1 R1.0.1.15